Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS AND $5.0 MILLION FINANCING
CAMBRIDGE, Mass., August 17, 2006 — Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the third fiscal quarter ended July 31, 2006. For the quarter, the company reported a net loss of $6.6 million, or $0.16 per common share, compared with a net loss of $6.4 million, or $0.26 per common share, for the corresponding period in 2005. Class A common shares outstanding on July 31, 2006 and 2005 were 41,789,370 and 24,359,170, respectively.
Biopure also announced today that it has signed an agreement with purchasers for a private placement of its common stock and warrants that, subject to closing, will raise proceeds of approximately $5.0 million after placement agent fees, assuming no exercise of the warrants. The company intends to use the net proceeds for general corporate and working capital purposes. The closing is expected to occur on or about August 23, 2006.
Under the terms of the agreement, Biopure is selling to accredited investors 7,575,754 shares of its common stock and warrants to acquire an additional 7,575,754 shares. The price for one share and one warrant is $0.71, and the exercise price of each warrant is $0.89. The warrants have a term of five years, become exercisable six months after the closing date, and are callable by Biopure after the initial exercise date provided that the weighted average price of Biopure’s common stock for ten consecutive days is over $1.335. Dawson James Securities, Inc. acted as the placement agent for this transaction. Biopure is obligated to file with the U.S. Securities and Exchange Commission a resale registration statement relating to the common stock to be issued in the transaction and the shares of common stock to be issued upon the exercise of the warrants.
Revenues
Total revenues for the third quarter of 2006 were $396,000, including $312,000 from sales of Biopure’s veterinary product Oxyglobin® and $83,000 from past congressional appropriations administered by the U.S. Army.* The Army payments reimburse Biopure for certain trauma development expenses for Hemopure, the company’s product for human use. Total revenues for the same period in 2005 were $483,000, including $125,000 from Army payments and $358,000 from Oxyglobin sales. The payments from the Army vary relative to the amount of reimbursable activity of the company.
Cost of revenues was $2.9 million for the third quarter of fiscal 2006, compared to $3.2 million for the same period in 2005. Cost of revenues includes costs of both Oxyglobin and Hemopure. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.2 million for the third quarter of fiscal 2006 compared to $2.5 million for the same period in 2005. The decrease in Hemopure cost of revenues was largely due to a decrease in inventory write-downs compared to the third quarter of last year. Oxyglobin cost of revenues was $725,000 for the third quarter of fiscal 2006 compared to $641,000 for the same period in 2005.
Expenses
Research and development expenses were $1.8 million for the third quarter of fiscal 2006, compared to $1.3 million for the corresponding period in 2005. The increase was primarily due to added employees and outside regulatory services.
- more -

Sales and marketing expenses increased to $197,000 for the third quarter of fiscal 2006, from $143,000 for the same period in 2005 largely due to expenses for a sales agent for Hemopure in South Africa. The Company did not have a distributor in South Africa during 2005.
General and administrative expenses were $2.2 million for the third quarter of fiscal 2006, compared to $2.4 million for the corresponding period in 2005. The decrease was primarily due to lower spending on outside services and decreased salaries expense. These decreases were partially offset by other compensation expense, including stock-based compensation recorded under Financial Accounting Standards Board Statement No. 123(R), which the Company adopted in fiscal 2006, and other incentive compensation.
Financial Condition
Biopure had $7.0 million in cash on hand at July 31, 2006, including approximately $654,000 in net proceeds raised during the quarter through the exercise of warrants. As described above, on August 17, 2006 the company signed an agreement with purchasers for a private placement of its common stock and warrants that, subject to closing, will raise net proceeds to Biopure of approximately $5.0 million.
Other Developments
In July 2006, Biopure submitted a marketing authorization application (MAA) to the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) seeking authorization to market Hemopure in the U.K. for the treatment of acutely anemic adult orthopedic surgery patients under 80 years of age.
In Europe and South Africa, the company is conducting pilot clinical trials of Hemopure in ischemia-related applications:
•	A 60-patient Phase 2 trial in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery has enrolled 15 patients to date in Greece and the U.K.;

•	A 100-patient Phase 2 trial in patients with peripheral vascular disease who are undergoing limb amputation below or through the knee has enrolled seven patients to date in South Africa, and patient screening has begun in the U.K.;

•	A proposed Phase 2 trial in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI) is pending hospital authorization at the lead trial site in The Netherlands.
Biopure is also working with cardiology consultants and clinical investigators to develop protocols for potential Phase 2/3 trials of Hemopure in heart attack patients.
In South Africa, Biopure is sponsoring a 50-patient single-center Phase 2 safety and feasibility trial of Hemopure, in a hospital setting, for emergency treatment of unstable trauma patients with significant blood loss. Enrollment has been slow and intermittent, with 21 patients enrolled to date.
Hemopure is approved in South Africa for the treatment of adult surgical patients who are acutely anemic and for the purpose of eliminating, delaying or reducing the need for allogenic red blood cells in these patients. Because allogenic red blood cells, when available, cost less per unit than Hemopure in South Africa, Biopure’s sales activities are currently focused on promoting the use of Hemopure when red blood cells are not readily available, seeking medical insurer reimbursement of the product in private hospitals, and seeking government reimbursement to enable usage of the product in public hospitals.
-more-

Prior to the initiation of sales in South Africa, over 350 patients were treated with Hemopure previously supplied without charge as part of a post-approval medical education program. The information Biopure has gained about how doctors perceive and use the product has contributed to the company’s planning for larger markets and development of other potential indications. Anecdotal evidence in these cases of the product’s ability to deliver oxygen to ischemic tissue has contributed to the company’s current focus on cardiac and peripheral limb ischemia, described above.
In the U.S., the Navy’s proposed “RESUS” Phase 2/3 trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock, currently on clinical hold at the Food and Drug Administration (FDA), was scheduled to be discussed at a meeting of the FDA Blood Products Advisory Committee on July 14, 2006. The FDA cancelled that meeting, and the company expects it to be rescheduled.
FY2006 Fourth Quarter and Year-End Financial Results
Biopure expects to issue a press release announcing its financial results for the fourth fiscal quarter and fiscal year ending October 31, 2006, on Thursday, December 14, 2006.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Naval Medical Research Center’s government-funded efforts to develop a potential out-of-hospital trauma indication. The company’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. To date, Biopure has sold approximately 177,000 units of Oxyglobin, which have been used to treat an estimated 90,000 animals.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
Statements in this press release that are not strictly historical are forward-looking statements, including any that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed, that clinical trials of Hemopure will have expected outcomes, that Hemopure will receive marketing approval in Europe or the U.S. or that Biopure will realize significant sales revenues. Closing of the financing described above is subject to customary conditions, many of which are outside Biopure’s control. If all conditions are not satisfied or waived, Biopure may not receive any money. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-Q filed on June 9, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.
# # #

*	From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	July 31		July 31

	2006	2005	2006	2005

Total revenues	$396	$483	$1,284	$1,782
Cost of revenues	2,939	3,166	9,351	9,139

Gross loss	(2,543)	(2,683)	(8,067)	(7,357)
Operating expenses:
Research and development	1,772	1,268	5,112	4,178
Sales and marketing	197	143	524	373
General and administrative	2,239	2,412	6,826	8,896

Total operating expenses	4,208	3,823	12,462	13,447

Loss from operations	(6,751)	(6,506)	(20,529)	(20,804)
Other income, net	127	128	356	312

Net loss	$(6,624)	$(6,378)	$(20,173)	$(20,492)

Basic and diluted net loss per common share	$(0.16)	$(0.26)	$(0.55)	$(0.94)

Weighted-average common shares outstanding	41,616	24,359	36,695	21,716

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2006	October 31, 2005

Assets
Total current assets	$11,284	$15,575
Net property and equipment	23,326	26,000
Other assets	819	860

Total assets	$35,429	$42,435

Liabilities and stockholders’ equity
Total current liabilities	$4,547	$4,052
Deferred revenue, net of current portion	1,079	987
Restructuring costs, net of current portion	89	221
Other long term liabilities	41	41

Total liabilities	5,756	5,301

Total stockholders’ equity	29,673	37,134

Total liabilities and stockholders’ equity	$35,429	$42,435